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                                                                   Exhibit 10.22


                              AGREEMENT AND RELEASE

         AGREEMENT AND RELEASE dated this 14th day of January, 2005, by and between Dr. Lan Bo Chen ("DR. CHEN") and Synta Pharmaceutical Corp. (the "COMPANY"). Dr. Chen and the Company may be referred to jointly as "THE PARTIES."

         WHEREAS, Dr. Chen is a founder of the Company, serves as a member of the Company's board of directors, and is chair of the Company's scientific advisory board;

         WHEREAS, during the course of their relationship, the parties (including, in certain cases, various predecessor entities of the Company) have had, or may have had, various oral understandings and arrangements which, because they were not memorialized clearly in writing, have led to lack of clarity about the nature and extent of the parties' obligations to each other under these arrangements; and

         WHEREAS, Dr. Chen and the Company wish to resolve, for their mutual benefit, all matters regarding such arrangements, including arrangements relating to (i) the release by Dr. Chen of any and all claims that Dr. Chen and his Affiliates (as defined below) and Associates (as defined below) may have against the Company, its Predecessors (as defined below) and other related parties, (ii) the assignment by Dr. Chen of the benefit of his interests in certain entities to the Company and (iii) Dr. Chen's assignment of inventions, non-competition, non-solicitation and confidentiality agreements with the Company.

         NOW, THEREFORE, for good and valuable consideration, as more fully described below, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       AGREEMENT AND RELEASE CONSIDERATION.

         As full, complete, and unconditional satisfaction, settlement and accord of all Claims (as defined below) and in consideration of the agreements and releases set forth herein, the Company agrees to pay to Dr. Chen a total sum of Five Hundred Thousand Dollars ($500,000). Such amount will be paid in twenty
(20) equal payments of Twenty-Five Thousand Dollars ($25,000), the first being made on the date of execution of this Agreement and Release, and the remaining nineteen payments to be made every three months from the date hereof.

2.       DEFINITIONS.

         For purposes of this Agreement and Release, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean a person or entity that
                 directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, and shall include without limitation, both current and former directors and officers of an entity;

                           (ii) "ASSOCIATE" shall mean (a) any corporation or
                 organization (other than the Company or any of its subsidiaries) of which an individual, as of the date hereof, is a director, executive officer or partner or of which the individual is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which an individual has a substantial beneficial interest or as to which the individual serves as trustee or in a similar fiduciary capacity, and (c) an individual's spouse and, either by blood or adoption, the individual's parents, children, siblings,


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                 mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law; and

                           (iii) "PREDECESSOR" shall mean an entity, the major
                 portion of the business and assets of which was acquired by another entity in a single transaction or in a series of related transactions.

3.       RELEASES.

         (a) Dr. Chen on behalf of himself his Affiliates and Associates, and his and their fiduciaries, representatives, agents, estates, trusts, attorneys, executors, administrators, beneficiaries, successors and assigns (hereinafter, the "RELEASORS"), absolutely and unconditionally releases and forever discharges the Company, its Predecessors, Affiliates, Associates, and its and their successors and assigns, as well as all of their past and present attorneys, employees, insurers, representatives and agents, both individually and in any of their official capacities (collectively, the "RELEASEES"), from any and all actions or causes of action, disputes, suits, claims, complaints, contracts, liabilities, agreements, promises, oral or written, debts, judgments and damages, in law or equity, whether existing or contingent, known or unknown, matured or not matured since the Beginning of the World thorough the Date of this Agreement and Release (collectively, "CLAIMS"), including, without limitation: Claims arising out of Dr. Chen's ownership interest in or relationship with any Predecessor of the Company or any entity related to the Company in any manner whatsoever; Claims arising out of Dr. Chen's role as a founder, stockholder and/or director of the Company, as a consultant to the Company, or as an individual who has provided equipment and/or services to the Company; Claims arising from or as a consequence of any actions or omissions to act of the Company's Board of Directors or individual directors of the Company; Claims arising from or as a consequence of any actions or omissions to act of any other Releasee; Claims of breach of fiduciary duty; Claims arising from or concerning Dr. Chen's status as an owner or inventor of any assets, including equipment, intellectual property, biological or chemical materials, processes or know-how, compounds used by the Company, its Predecessors, Affiliates or Associates in their businesses; Claims for compensation, reimbursement or remuneration of any sort (such as, but without limitation, severance payments, license payments, bonus payments, benefits, accrued vacation pay, sick pay, reimbursable expenses, loans to the Company, expense vouchers, obligations or commitments to grant stock options or to issue stock and all other rights to acquire stock, if any such obligations, commitments and/or rights are claimed to exist, and all other payments, commissions, compensations or reimbursements of every kind and description and for whatever reason); Claims involving any federal or state securities laws; Claims involving any federal or state law or regulation relating to employment or employment discrimination (such as those laws or regulations concerning discrimination on the basis of age, alienage, race, color, creed, sex, sexual orientation, religion, national origin, handicap status or veteran status or any military service or application for military service); Claims involving any contract, arrangement or understanding, whether oral or written, express or implied; or common law Claims. This release is intended to be all-encompassing and to act as a full and total release of any and all Claims that any of the Releasors has, may have in the future, or has had against any or all of the Releasees resulting or arising from, relative to, or based on facts, events or occurrences since the Beginning of the World through the date of this Agreement and Release; however, notwithstanding the foregoing, nothing herein is intended to or shall impair, negate or otherwise affect (i) Dr. Chen's ownership in, or title or rights in or to, any equity interest, whether capital stock or options or other rights to acquire capital stock, he, his Affiliates or Associates has or have in the Company; or (ii) any vested interest of Dr. Chen in any retirement plan or pension.

         (b) Dr. Chen, on his own behalf and on behalf of the other Releasors, further agrees to release and discharge the Company and all other Releasees from any and all Claims that might be made by any other person or organization on behalf of the Releasors, and specifically waives any right to


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become, and promises not to become, a member of any class in a case in which any
Claim against the Company, or any claim in the name of the Company, is made involving any matters subject to release pursuant to Section 3(a) (or, except as required by law or rule of court, to assist or cooperate in the bringing of any such claim against the Company or any other Releasee).

         (c) These releases may be pleaded by any Releasee as a full and complete defense to any released Claim and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted, or attempted in breach hereof. Nothing herein shall be deemed to waive the right of the Company or Dr. Chen to bring an action to enforce the terms of, or recover damages for breach of, any of the terms of this Agreement and Release.

         (d) If the parties bring an action barred by, or in order to enforce, these releases, the losing party shall be obligated to reimburse the prevailing party for reasonable attorneys' fees and costs in such action.

         (e) Nothing herein is intended to or shall impair, negate or otherwise affect any right to insurance or to indemnification either party may have under applicable law, under the Company's Certificate of Incorporation, as amended, or the Company's By-laws, as amended, or under any future contract specifically with respect to indemnification entered into by the Company and Dr. Chen.

4.       ASSIGNMENT AND TRANSFER.

         To the extent that Dr. Chen, or any Affiliate or Associate retains any remaining interest, directly or indirectly, in Kava Pharmaceuticals, Inc., Cancer Genomics, Inc., SinglePixel Biomedical, Inc., Three L Enterprises, and CMAC, LLC that could result in or give rise to a distribution or payment to him of anything of value, Dr. Chen hereby irrevocably assigns and transfers to the Company the net benefits received by Dr. Chen or any such Affiliate or Associate in connection with such interests, whenever they are received.

5.       CONFIDENTIALITY AND INVENTION ASSIGNMENT.

         (a) The parties acknowledge that the Company and the Predecessors have engaged Dr. Chen on an "at-will" basis as a consultant and service provider, and that the Company is currently compensating him for consulting services rendered on a month-to-month schedule (all of the foregoing services being hereinafter referred to as "CONSULTING SERVICES"). In consideration of the payments set forth in Section 1 hereof and the payments received and to be received pursuant to the Consulting Services, Dr. Chen hereby agrees to the confidentiality, non-disclosure and invention assignment provisions set forth below.

         (b)      CERTAIN ACKNOWLEDGEMENTS AND AGREEMENTS.

                           (i) The parties have discussed, and Dr. Chen hereby
                  recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, its Affiliates and Associates.

                           (ii) Dr. Chen acknowledges that a business will be
                  deemed "competitive" with the Company if, at the time Dr. Chen enters into a relationship with such business or, at any time within two years thereafter while Dr. Chen has a relationship with such business it engages in, or is actively planning or developing any service and/or the research, development or commercialization of any product that is the functional equivalent of, or that has or will likely have the effect of materially displacing sales of


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                  services or products which (A) are performed, produced,
                  manufactured, distributed, sold, under research or active development or in active planning by the Company at any time while Dr. Chen is providing Consulting Services or (B) are expressly identified in writing as the subject of Dr. Chen's Consulting Services hereunder. If the Company requests that Dr. Chen provide Consulting Services that he advises the Company may be competitive with the activities of another business with which he then has a relationship, the Company may at its option (x) terminate the Consulting Services and in connection therewith pay to Dr. Chen any fees and reimburseable expenses due for all Consulting Services rendered through the date of termination, or (y) require Dr. Chen to terminate his services with the competitive business or entity.


                           (iii) Dr. Chen further acknowledges that, while
                  performing Consulting Services to the Company, the Company, its Affiliates and Associates have furnished and will furnish, disclose or make available to him Confidential Information (as defined below) related to the business of the Company and, its Affiliates. Dr. Chen also acknowledges that such Confidential Information has been developed and will be developed by the Company, its Affiliates and Associates through the expenditure by the Company, its Affiliates and Associates of substantial time, effort and money and that all such Confidential Information could be used by him to compete with the Company, its Affiliates and Associates. Further, while Dr. Chen has performed or in the future performs Consulting Services to the Company, he has been or will be introduced to customers and others with important relationships to the Company, its Affiliates and Associates. Dr. Chen acknowledges that any and all "goodwill" created through such introductions belongs exclusively to the Company, its Affiliates and Associates, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between himself and any customers or other third parties doing business with the Company, its Affiliates and Associates.

                           (iv) For purposes of this Agreement and Release,
                  "CONFIDENTIAL INFORMATION" means confidential and proprietary information of the Company, its Predecessors, Affiliates and Associates, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans; current or potential customers, suppliers, licensors, licensees, partners, investors, affiliates or others; training methods and materials; financial information; sales prospects; client lists; inventions; or any other scientific, technical or trade secrets of the Company, its Predecessors Affiliates and Associates or of any third party provided to Dr. Chen or the Company, its Predecessors Affiliates and Associates under a condition of confidentiality; provided that Confidential Information will not include information that is in the public domain other than through any fault or act by Dr. Chen, his, Affiliates and Associates. The term "TRADE SECRETS," as used in this Agreement and Release, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records secret, scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.


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         (c) NON-COMPETITION; NON-SOLICITATION. While Dr. Chen performs
Consulting Services to the Company and for a period of one year following the termination of his service to the Company for any reason or for no reason, he will not, without the prior written consent of the Company:

                           (i) For himself or on behalf of any other person or
                  entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business which is competitive with the business of the Company (each, a "RESTRICTED ACTIVITY") anywhere in the world, except that (A) nothing contained herein will preclude Dr. Chen from purchasing or owning securities of any such business if such securities are publicly traded, and provided that his holdings do not exceed one percent of the issued and outstanding securities of any class of securities of such business and (B) nothing contained herein will prohibit Dr. Chen from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a "UNIT") of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, its Affiliates and Associates, irrespective of whether some other Unit of such entity engages in such competition (as long as Dr. Chen does not engage in a Restricted Activity for such other Unit); or

                           (ii) Either individually or on behalf of or through
                  any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers, licensors, licensees, collaborative partners, or other patrons of the Company, or any such person or entity with respect to which the Company has developed or made a presentation (or similar communication) with a view to developing a business relationship; or

                           (iii) Either individually or on behalf of or through
                  any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the service of the Company for any reason, or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company while any such person is providing services to the Company or within six months after any such person has ceased providing services to the Company.

         (d) REASONABLENESS OF RESTRICTIONS. Dr. Chen further recognizes and acknowledges that (i) the types of employment which are prohibited by this
Section 5 are narrow and reasonable in relation to the skills which represent his principal salable asset both to the Company and to others and (ii) the time period and the geographical scope of the provisions of this Section 5 are reasonable, legitimate and fair to Dr. Chen in light of the Company's need to effectively pursue its business plan and objectives and in light of the limited restrictions on the type of activities prohibited herein compared to the types of activities for which Dr. Chen is qualified to earn his livelihood.

         (e) SURVIVAL OF ACKNOWLEDGEMENTS AND AGREEMENTS. Dr. Chen's acknowledgements and agreements set forth in this Section 5 will survive the termination of this Agreement and Release and the termination of Dr. Chen's service to the Company for any reason or for no reason.

         (f) PROTECTED INFORMATION. Dr. Chen will at all times, both during the period while he performs Consulting Services to the Company and after the termination of this Agreement and Release and the termination of his service to the Company, for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except as required in the course of performance of his duties for the Company or by court order, disclose or give to others any Confidential Information. In the event Dr. Chen is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard


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to any Confidential Information, or concerning any fact or circumstance relating thereto, Dr. Chen will promptly notify the Company. Upon the termination of Dr. Chen's service to the Company for any reason or for no reason, or if the Company otherwise requests, he will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained). The terms of this sub-section are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that he may have relating to the protection of the Company's Confidential Information. The terms of this sub-section will survive indefinitely any termination of this Agreement and Release and/or any termination of Dr. Chen's service to the Company for any reason or for no reason.

         (g) PROPERTY OF THE COMPANY.

             (i) All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae in any form known or not yet known throughout the world (collectively, the "INVENTIONS") which may be used or useful in the current or planned business of the Company, whether patentable, copyrightable or not, which Dr. Chen has conceived, reduced to practice or developed, or may conceive, reduce to practice or develop arising out of or in connection with his performance of Consulting Services, employment-related services or other services for the Company or its Predecessors in any capacity (and, if based on or related to any Confidential Information, within one years after termination of such service to the Company for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company's premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, will be and hereby are the sole and exclusive property of the Company, and Dr. Chen will not publish any of the Inventions without the prior written consent of the Company. Without limiting the foregoing, Dr. Chen also acknowledges that all original works of authorship which are made by Dr. Chen (solely or jointly with others) within the scope of Dr. Chen's service to the Company and its Predecessors and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section
             101). Dr. Chen hereby assigns to the Company all of his right, title and interest in and to all of the foregoing. Dr. Chen further represents that, to the best of his knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Dr. Chen will not knowingly create any Invention which causes any such violation.

             (ii) To the extent that Dr. Chen has any ownership interest in any chemical compounds contained in the Company's compound library, used in any of the Company's past, current or planned research or development activities or which may be used or useful in the current or planned business of the Company, or otherwise located or stored at any of the Company's facilities, he assigns and irrevocably transfers to the Company all right title and interest therein.

             (iii) To the extent that Dr. Chen has clear title to equipment located at the Company it will remain his personal equipment, all other ownership interests Dr. Chen may assert in any laboratory or equipment or materials, used in any of the Company's past, current or planned research or development activities or which may be used or useful in the current or planned business of the Company, or otherwise located or stored at any of the Company's


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             facilities, he assigns and irrevocably transfers to the Company all right title and interest therein.

         (h) COOPERATION. At any time during Dr. Chen's service to the Company or after the termination of Dr. Chen's service to the Company for any reason or for no reason, Dr. Chen will cooperate fully with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and, if after the termination of Dr. Chen's service to the Company, shall compensate Dr. Chen at his then current per diem rate for his time spent providing such cooperation and assistance, as evidenced by time records in reasonable detail submitted to the Company. Any patent or other legal right so issued to Dr. Chen personally will be assigned by Dr. Chen to the Company without charge by Dr. Chen, his Affiliates and Associates.

         (i) LICENSING AND USE OF INVENTIONS. With respect to any Inventions, whenever created, which Dr. Chen has not prepared or originated in the performance of his services to the Company or its Predecessors, but which Dr. Chen provides to the Company or which is incorporated in any Company product or system, Dr. Chen hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. Dr. Chen will not include in any Inventions he delivers to the Company or uses on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by him or others unless he provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

         (j) DISCLOSURE TO FUTURE EMPLOYERS. Dr. Chen will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and Release to any business or enterprise which he may, directly or indirectly, own, manage, operate, finance, join, control or in which he may participate in the ownership, management, operation, financing, or control, or with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

         (k) COMPANY ACKNOWLEDGEMENT. The Company acknowledges that Dr. Chen is affiliated with Caxton Health Holdings ("Caxton") and that Dr. Chen's affiliation with Caxton is not in violation of this Agreement, provided that Dr. Chen maintains the confidentiality of the Company's Confidential Information and trade secrets and may not engage in a competitive Restricted Activity, individually or in concert with others, in connection with his affiliation with Caxton.

6.       NO ADMISSION.

         The parties agree and acknowledge that while this Agreement and Release resolves the issues between the parties, it does not constitute an admission by either party of any liability whatsoever. Neither this Agreement and Release nor any of its terms shall be construed to be, or shall be admissible in any proceeding as, evidence of liability by either party. However, this Agreement and Release may be introduced in any proceeding to enforce its terms.


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7.       SEVERABILITY.

         The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses. Moreover, if one or more of the provisions or subparts contained in this Agreement and Release shall for any reason be held to be excessively broad as to scope or subject matter so as to be unenforceable at law or equity, such provision, provisions or subparts shall be construed by limiting and reducing it or them so as to be enforceable, to the fullest extent compatible with applicable law, in a manner consistent with the parties' intentions.

8.       NOTICES AND PAYMENTS.

         All payments to Dr. Chen shall be made at the address set forth below, or such other address as he shall inform the Company of in writing or, at the Company's option, shall be made by electronic deposit to a bank account designated by Dr. Chen. All notices and communications shall be given to the parties at the following addresses, or such other addresses as the parties shall provide to each other in writing:

         If to Dr. Chen:

                  Lan Bo Chen, Ph.D.
                  [ADDRESS]

         If to the Company:

                  Synta Pharmaceuticals Corp.
                  45 Hartwell Avenue
                  Lexington, MA  02421
                  Attention: Chief Executive Officer

9.       REPRESENTATIONS AND GOVERNING LAW.

         (a) This Agreement and Release, represents the complete understanding between the parties, supersedes any and all agreements and understandings, whether oral or written, and may not be modified, altered, changed or waived, in whole or in part, except upon written consent of both parties. The parties agree that the Company will not have an adequate remedy if Dr. Chen or any other Releasor fails to comply with the provisions hereof, and that damages will not be readily ascertainable for such breach, and that a decree of specific performance or an injunction enjoining a breach of this Agreement and Release is an appropriate remedy for such breach.

         (b) Dr. Chen represents that he has carefully read this Agreement and Release, fully understands its terms, and is voluntarily executing same. In entering into this Agreement and Release, Dr. Chen does not rely on any representation, promise or inducement made by the Company, or any of its representatives, agents or attorneys, with the exception of the consideration described in this document.

         (c) This Agreement and Release shall in all respects be interpreted, enforced and governed under the internal and domestic laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof. Any dispute hereunder will be adjudicated only in the courts located in Massachusetts. Dr. Chen hereby submits to the jurisdiction of such courts.

         (d) The parties agree to cooperate fully in the execution of any and all documents, and the taking of any additional action, which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement and Release.


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         (e) The language of all parts of this Agreement and Release shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

         (f) This Agreement and Release shall not be assigned by either party but shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns, and shall inure to the benefit of the Company's successors and assigns by merger or consolidation with another company, by the sale of all or substantially all of the assets or capital stock of the Company, or by any similar transaction in which all or substantially all of the business of the Company is acquired. The parties acknowledge and warrant that they have not assigned to any third party any rights, or claims of any nature against either party or any of the Releasees specified in Section 3.

10.      COUNTERPARTS.

         This Agreement and Release may be executed in two counterparts, either one of which need not contain the signatures of all parties, but both counterparts when taken together will constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and
Release to be executed as of the date set forth above.


Lan Bo Chen, Ph.D.                              Synta Pharmaceuticals Corp.


By:      /S/ Lan Bo Chen                        By:      /S/ Safi R. Bahcall
   -----------------------------------              ----------------------------
                                                        Safi R. Bahcall, Ph.D.




















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